SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549





                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               EVANS SYSTEMS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                      Texas
--------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   74-1613155
--------------------------------------------------------------------------------
                      (I.R.S. employer identification no.)

                    720 Avenue F North, Bay City, Texas 77404
--------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                          CONSULTANT WARRANT AGREEMENT
--------------------------------------------------------------------------------
                            (Full title of the plan)

                              JERRIEL L. EVANS, SR.
                                    President
              Mailing Address: P.O. Box 2480, Bay City, Texas 77404
          Physical Address: 720 Avenue F. North, Bay City, Texas 77414
                     (Name and address of agent for service)

                                 (409) 245-2424
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                            Robert H. Friedman, Esq.
                     Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200


                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
                                                  Proposed          Proposed
          Title of                                maximum           maximum
         securities            Amount             offering         aggregate               Amount of
            to be              to be             price per          offering             registration
         registered          registered            share             price                    fee
------------------------------------------------------------------------------------------------------------
Common Stock,
$.01 par value
per share                100,000 Shares(1)         $1.00 (1)              $100,000                  $29.50
============================================================================================================

(1) This registration statement is being filed to register 100,000 shares of Common Stock issuable by the Registrant upon the exercise of a warrant issued to a consultant at an exercise price of $1.00 per share. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Act"), this Registration Statement also registers such number of additional shares of Common Stock that may be offered or issued pursuant to the warrant agreement to prevent dilution resulting from stock splits, stock dividends or similar transactions.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                                EXPLANATORY NOTE

         The information called for by Part I of this Registration Statement on Form S-8 (the "Registration Statement") is included in the information relating to the plan to be provided to the consultant. Pursuant to the Note to Part I of Form S-8, this information is not being filed with or included in this Registration Statement. A Section 10(a) prospectus will be provided to the consultant prior to receipt of shares of Common Stock covered by this registration statement, in accordance with Rule 428(b)(1) under the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE

                  The following documents filed by Evans Systems, Inc. (the "Company") with the Securities and Exchange Commission are incorporated herein by reference:

                  1. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997.

                  2. The Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1997, and March 31, 1998, as amended.

                  3. The description of the Company's Common Stock, $.01 par value (the "Common Stock"), in the Company's Registration Statement on Form 8-A filed on July 15, 1993.

                  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the effective date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.           DESCRIPTION OF SECURITIES

                  Not applicable.

ITEM 5.           INTEREST OF NAMED EXPERTS AND COUNSEL

                  None.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article Ten of the Company's Articles of Incorporation eliminates personal liability of the Company's directors to the Company or its shareholders for monetary damages or any action taken or omitted to be taken in the performance of his duties to the fullest extent permitted under Texas law.

         Section 2.02-1 of the Texas Business Corporation Act provides as follows:

         B. A corporation may indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director only if it is determined in accordance with Section F of this article that the person:

         (1)      conducted himself in good faith;

         (2)      reasonably believed:

                  (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; and

                  (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and

         (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

         C. Except to the extent permitted by section E of this article, a director may not be indemnified under Section B of this article in respect of a proceeding:

         (1) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or

         (2) in which the person is found liable to the corporation.

         D. The termination of a proceeding by judgment, order, settlement, or conviction, or on a plea of nolo contendere or its equivalent is not of itself determinative that the person did not meet the requirements set forth in Section B of this article. A person shall be deemed to have been found liable in respect of any claim, issue or matter only after the person shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.

         E. A person may be indemnified under Section B of this article against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding, but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

         F. A determination of indemnification under Section B of this article must be made:

         (1) by a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the proceeding;

         (2) if such a quorum cannot be obtained, by a majority vote of a committee of the board of directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who at the time of the vote are not named defendants or respondents in the proceeding;

         (3) by special legal counsel selected by the board of directors or a committee of the board by vote as set forth in Subsection
                  (1) or (2) of this section, or, if such a quorum cannot be obtained and such a committee cannot be established, by a majority vote of all directors; or

         (4) by the shareholders in a vote that excludes the shares held by directors who are named defendants or respondents in the proceeding.

         G. Authorization of indemnification and determination as to reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses must be made in the manner specified by Subsection (3) of Section F of this article for the selection of special legal counsel. A provision contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, or an agreement that makes mandatory the indemnification permitted under Section B of this article shall be deemed to constitute authorization of indemnification in the manner required by this section even though such provision may not have been adopted or authorized in the same manner as the determination that indemnification is permissible.

         H. A corporation shall indemnify a director against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

         I. If, in a suit for the indemnification required by Section H of this article, a court of competent jurisdiction determines that the director is entitled to indemnification under that section, the court shall order indemnification and shall award to the director the expenses incurred in securing the indemnification.

         J. If, upon application of a director, a court of competent jurisdiction determines, after giving any notice the court considers necessary, that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he has met the requirements set forth in Section B of this article or has been found liable in the circumstances described by Section C of this article, the court may order the indemnification that the court determines is proper and equitable; but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification shall be limited to reasonable expenses actually incurred by the person in connection with the proceeding.

         K. Reasonable expenses incurred by a director who was, is, or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the proceeding and without the determination specified in Section F of this article or the authorization or determination specified in Section G of this article, after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under this article and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director against expenses incurred by him in connection with that proceeding is prohibited by Section E of this article. A provision contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, or an agreement that makes mandatory the payment or reimbursement permitted under this section shall be deemed to constitute authorization of that payment or reimbursement.

         L. The written undertaking required by Section K of this article must be an unlimited general obligation of the director but need not be secured. It may be accepted without reference to financial ability to make repayment.

         M. A provision for a corporation to indemnify or to advance expenses to a director who was, is, or is threatened to be made a named defendant or respondent in a proceeding, whether contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, or otherwise, except in accordance with Section R of this article, is valid only to the extent it is consistent with this article as limited by the articles of incorporation, if such a limitation exists.

         N. Notwithstanding any other provision of this article, a corporation may pay or reimburse expenses incurred by a director in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

         O. An officer of the corporation shall be indemnified as, and to the same extent, provided by Sections H, I, and J of this article for a director and is entitled to seek indemnification under those sections to the same extent as a director. A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify and advance expenses to directors under this article.

         P. A corporation may indemnify and advance expenses to persons who are not or were not officers, employees, or agents of the corporation but who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise to the same extent that it may indemnify and advance expenses to directors under this article.

         Q. A corporation may indemnify and advance expenses to an officer, employee, agent, or person identified in Section P of this article and who is not a director to such further extent, consistent with law, as may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract or as permitted or required by common law.

         R. A corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or any other enterprise, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under this article. If the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the corporation would not have the power to indemnify the person only if coverage for the additional liability has been approved by the shareholders of the corporation. Without limiting the power of the corporation to procure or maintain any kind of insurance or other arrangement, a corporation may, for the benefit of persons indemnified by the corporation, (1) create a trust fund; (2) establish any form of self-insurance;
(3) secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation; or (4) establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the corporation or with any insurer or other person deemed appropriate by the board of directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or part by the corporation. In the absence of fraud, the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement to liability, on any ground, regardless of whether directors participating in the approval are beneficiaries of the insurance or arrangement.

         S. Any indemnification of or advance of expenses to a director in accordance with this article shall be reported in writing to the shareholders with or before the notice or waiver of notice of the next shareholders' meeting or with or before the next submission to shareholders of a consent to action without a meeting pursuant to Section A, Article 9.10, of this Act and, in any case, within the 12-month period immediately following the date of the indemnification or advance.

         T. For purposes of this article, the corporation is deemed to have requested a director to serve an employee benefit plan whenever the performance by him of his duties to the corporation also imposes duties on or otherwise involves services by him to the plan or participants or beneficiaries of the plan. Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law are deemed fines. Action taken or omitted by him with respect to an employee benefit plan in the performance of his duties for a purpose reasonably believed by him to be in the interest of the participants and beneficiaries of the plan is deemed to be for a purpose which is not opposed to the best interests of the corporation.

         U. The articles of incorporation of a corporation may restrict the circumstances under which the corporation is required or permitted to indemnify a person under Section H, I, J, O, P, or Q of this article.

         See Item 9 below for information regarding the position of the Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended. The Company does not maintain a directors and officers insurance policy.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED

                  Not Applicable.

ITEM 8.           EXHIBITS

                  EXHIBIT INDEX

EXHIBIT

         4.1 Form of Common Stock Certificate (incorporated by reference to the Company's Registration Statement on Form S-1, as amended, filed with the Commission on July 16, 1993 (Commission File No. 33-62684).

      *  4.2               Form of Common Stock  Purchase  Warrant,  as amended,
                           issued to a consultant, Diane Johnson.

      *  5.1               Opinion of Olshan Grundman Frome & Rosenzweig LLP.

      * 23.1               Consent of Pricewaterhouse Coopers LLP.

      * 23.2 Consent of Olshan Grundman Frome & Rosenzweig LLP (included in Exhibit 5.1).

     *  24.1               Power of Attorney  (included on the signature page of
                           this Registration Statement).

--------------------
*        Filed herewith

ITEM 9.           UNDERTAKINGS

                  The undersigned registrant hereby undertakes:

                           a.     To file,  during any period in which offers or
sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                      (iii)       To  include  any  material   information  with
                                  respect  to  the  plan  of  distribution   not
                                  previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                           b.     That,  for  the  purpose  of  determining  any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           c.     To  remove  from  registration  by  means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of

1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against each such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bay City, State of Texas, on this 30th day of July, 1998.

                                  EVANS SYSTEMS, INC.
                                        (Registrant)

                                  By: /S/ JERRIEL L. EVANS, SR.
                                      -----------------------------
                                       Jerriel L. Evans, Sr.
                                       Chairman of the Board and
                                       Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints JERRIEL L. EVANS, SR. and Charles N. Way, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         SIGNATURE                   TITLE                             DATE
         ---------                   -----                             ----

/S/ JERRIEL L. EVANS, SR.      Chairman of the Board and           July 30, 1998
----------------------------   Chief Executive Officer
Jerriel L. Evans, Sr.          (principal executive
                               officer)

/S/ DAVID L. DEERMAN           Vice-Chairman of the Board          July 30, 1998
----------------------------
David L. Deerman

/S/ CHARLES N. WAY             Director & Controller               July 30, 1998
----------------------------
Charles N. Way

/S/ MAYBELL H. EVANS           Director                            July 30, 1998
----------------------------
Maybell H. Evans

/S/ DARLENE E. JONES           Director                            July 30, 1998
----------------------------
Darlene E. Jones

/S/ JULIE H. EDWARDS           Director                            July 30, 1998
----------------------------
Julie H. Edwards

/S/ PETER J. LASAVIO           Director                            July 30, 1998
----------------------------
Peter J. Lasavio, Jr.

/S/ CARL W. SHAFER             Director                            July 30, 1998
----------------------------
Carl W. Shafer

/S/ RICHARD GOEGGEL            Chief Financial Officer             July 30, 1998
----------------------------   (principal financial and
Richard Goeggel                accounting officer)